As filed with the Securities and Exchange Commission on May 6, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HUBBELL INCORPORATED

(Exact name of registrant as specified in its charter)

Connecticut	06-0397030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

40 Waterview Drive, Shelton, CT 06484

(Address of principal executive offices) (Zip Code)

Hubbell Incorporated Incentive Award Plan

(Full title of the plan)

Katherine A. Lane

Senior Vice President, General Counsel and Secretary

Hubbell Incorporated

40 Waterview Drive

Shelton, Connecticut 06484-1000

(Name and address of agent for service)

(475) 882-4000

(Telephone number, including area code, of agent for service)

Copies to:

Ira N. Rosner, Esq.

Holland & Knight LLP

701 Brickell Avenue, Suite 3300

Miami, Florida 33131

(305) 789-7556

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Hubbell Incorporated (“Hubbell” or the “Company”) for the purpose of registering an additional 620,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that may be offered pursuant to the Hubbell Incorporated Incentive Award Plan (such plan, constituting an amendment and restatement of the Hubbell Incorporated Second Amended and Restated 2005 Incentive Award Plan, being referred to as the “Plan”). The additional shares of Common Stock being registered pursuant to the Plan are additional securities under the same class as other securities for which a Post-Effective Amendment No. 1 on Form S-8 to Form S-4 registration statement (File No. 333-206898) was filed with the Securities and Exchange Commission (the “Commission”) on December 24, 2015 (the “Prior Registration Statement”). Pursuant to General Instruction E of Form S-8, the Company hereby incorporates by reference herein the contents of the Prior Registration Statement, and hereby deems the contents of the Prior Registration Statement to be a part of this Registration Statement, in each case except as supplemented, amended or superseded by the information set forth below herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933. Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed with the Commission by the Company are incorporated in this Registration Statement by reference:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 13, 2025;

2.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025, filed on May 2, 2025;

3.

The Company’s Current Report on Form 8-K filed on March 26, 2025 (other than information in such Current Report deemed to have been furnished and not filed in accordance with the rules of the SEC); and

4.

the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on December 23, 2015 (File No. 001-02958), together with any amendment thereto filed with the Commission for the purpose of updating such description.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference. All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Directors of Hubbell are entitled to indemnification against any and all liabilities, expenses and other matters referenced in or covered by the Connecticut Business Corporation Act (the “CBCA”). Hubbell’s amended and restated certificate of incorporation affords to Directors the right to be indemnified “to the fullest extent permitted by law.” This right means that a Director will be indemnified against liabilities and reasonable expenses incurred in connection with any applicable proceeding so long as his or her conduct did not (i) involve a knowing and culpable violation of law by such person, (ii) enable such person or an associate, as defined in Section 33-840 of the CBCA, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of such person to Hubbell under circumstances in which such person was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Hubbell, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of such person’s duty to Hubbell or (v) create liability under Section 33-757 of the CBCA (liability for unlawful distributions).

Hubbell must also indemnify its officers who are not Directors, or who are Directors but are made a party to a proceeding in their capacity solely as officers, to the same extent provided for Directors.

Hubbell is obligated to advance funds to pay for or reimburse expenses incurred by a Director or officer in a proceeding before final disposition upon the Director’s or officer’s delivering to Hubbell a written undertaking to repay any funds advanced if the Director or officer is not wholly successful on the merits or otherwise and it is ultimately determined that the Director or officer is not entitled to be indemnified by Hubbell. Hubbell must indemnify a Director who is wholly successful on the merits or otherwise, in the defense of any proceeding to which the Director was a party because he or she was a Director against reasonable expenses incurred by him or her in connection with the proceeding. Unless ordered to do so by a court, Hubbell may not indemnify a Director (i) in connection with shareholder derivative suits unless he or she is determined to have met the relevant standard of conduct or (ii) where the Director is adjudged to have received a financial benefit to which he or she was not entitled, whether or not acting in his or her official capacity.

Section 33-636(b) of the CBCA permits a corporation to limit the personal liability of Directors to the corporation or its shareholders for monetary damages for a breach of duty of a Director subject to certain limitations. The Certificate of Incorporation limits the personal liability of a Director to Hubbell and its shareholders for monetary damages for a breach of duty as a Director to the compensation received by such Director during the year of violation of the Director’s duty; provided, that the breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate to receive an improper personal gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to Hubbell under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Hubbell, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director’s duty to Hubbell or (v) create liability under provisions of the CBCA regarding unlawful dividends or distributions by Hubbell.

Hubbell has in effect liability insurance policies covering certain claims against any of its Directors and officers by reason of certain breaches of duty, neglect, error, misstatement, omission or other act committed or alleged to have been committed by such person in his or her capacity as an officer or Director.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit Number	Description

3.1*	Amended and Restated Certificate of Incorporation, as amended and restated as of May 6, 2025

3.2*	Amended and Restated By-Laws of Hubbell Incorporated, as amended and restated, effective May 6, 2025

5.1*	Opinion of Holland & Knight LLP

10.1*	Hubbell Incorporated Incentive Award Plan

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Holland & Knight LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

107*	Filing Fee Table

*	Filed herewith

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Shelton, State of Connecticut, on the 6th day of May, 2025.

HUBBELL INCORPORATED

By:	/s/ Katherine A. Lane
Name:	Katherine A. Lane
Title:	Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Katherine A. Lane and William R. Sperry, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute for him or her and in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act of 1933, as amended, as the attorney-in-fact and to file the same, with all exhibits thereto and any other documents required in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and their substitutes, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Gerben W. Bakker Gerben W. Bakker	President, Chief Executive Officer & Chairman of the Board of Directors (Principal Executive Officer)	May 6, 2025

/s/ William R. Sperry William R. Sperry	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	May 6, 2025

/s/ Jonathan M. Del Nero Jonathan M. Del Nero	Vice President, Controller (Principal Accounting Officer)	May 6, 2025

/s/ Carlos M. Cardoso Carlos M. Cardoso	Director	May 6, 2025

/s/ Debra L. Dial Debra L. Dial	Director	May 6, 2025

/s/ Anthony J. Guzzi Anthony J. Guzzi	Director	May 6, 2025

/s/ Rhett A. Hernandez Rhett A. Hernandez	Director	May 6, 2025

/s/ Neal J. Keating Neal J. Keating	Director	May 6, 2025

/s/ Bonnie C. Lind Bonnie C. Lind	Director	May 6, 2025

/s/ John F. Malloy John F. Malloy	Director	May 6, 2025

/s/ Jennifer M. Pollino Jennifer M. Pollino	Director	May 6, 2025

/s/ Garrick J. Rochow Garrick J. Rochow	Director	May 6, 2025